August 11, 2005



Mr. Gerald A. Tywoniuk
Senior Vice President, Chief Financial Officer and Treasurer
Pacific Energy Partners, L.P.
5900 Cherry Avenue
Long Beach, CA 90805


	Re:	Pacific Energy Partners, L.P.
		Form 10-K for the Fiscal Year Ended December 31, 2004
Filed March 15, 2005
		Response letter dated August 9, 2005
      File No. 001-31345


Dear Mr. Tywoniuk:

      We have completed our review of your 2004 Form 10-K and do not, at this time, have any further comments.

								Sincerely,



								Karl Hiller
								Branch Chief

??

??

??

??

Mr. Gerald A. Tywoniuk
Pacific Energy Partners, L.P.
August 5, 2005
Page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 7010